Exhibit 4.15

(Translation, for reference only)

Equity Interest Transfer Agreement

THIS “EQUITY INTEREST TRANSFER AGREEMENT” (“Agreement”) is entered into as of this 30th day of November, 2016 by and between:

Transferor: (“ChipMOS BVI”)

Company Name: ChipMOS TECHNOLOGIES (BVI) LTD.

Office: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British

Virgin Islands

Facsimile number: 886-3-566-8980

Legal Representative: Lien-Fa Chou

Attention: Chairman Lien-Fa Chou

Email: lafair_cho@chipmos.com

Address: No. 1, Yanfa 1st Rd., Hsinchu Science Park, Taiwan

Transferee: (“Zuzhu”)

Company Name: Shanghai Zuzhu Business Consulting Partnership (Limited Partnership)

Office: Room 170, Area 0, Floor 1, Building 2, No. 1218, Xinda Road, Qingpu District, Shanghai

Facsimile number: 010-6600-6699

Legal Representative: Yu-Hua Zhu

Attention: Yu-Hua Zhu

Email: Sandy zhu@chipmos.com.cn

Address: Room 170, Area 0, Floor 1, Building 2, No. 1218, Xinda Road, Qingpu District, Shanghai

WHEREAS,

1.	ChipMOS TECHNOLOGIES (Shanghai) LTD. (“Target Company”) is a limited liability company duly organized and valid existing under the laws of China (defined as below) with its registered office at No. 9688 Songze Ave., Block C, Qingpu Industrial Zone, Shanghai, China. The registered capital of the Target Company is USD 182,000,000. The business scope of the Target Company is as follows: assembly and testing services for semiconductors (silicon and compound semiconductor) and integrated circuits (including sub-systems and modules), technology development, technical services, and sales of the products manufactured by the Target Company (operations and activities subject to any approval according to the laws may not be carried out unless such approval is issued by the competent authority). The Target Company was established on June 7, 2002 with the Business License Number of 310000400303095. The Target Company is undergoing the relevant process to change the registered capital from United States Dollars to Renminbi. Upon the completion of such process, the corresponding registered capital will become RMB 1,394,826,892.

(Translation, for reference only)

2.	ChipMOS BVI, a company duly organized and existing under the laws of British Virgin Islands with its registered office at P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and whose legal representative is Lien-Fa Chou (a citizen of Taiwan, China) as of the execution date of this Agreement. ChipMOS BVI owns 100% of equity interest of the Target Company as of the execution date of this Agreement.

3.	Zuzhu, a limited partnership duly organized and existing under the laws of China, with its registered office at Room 170, Area 0, Floor 1, Building 2, No. 1218, Xinda Road, Qingpu District, Shanghai, and whose managing partner is Yu-Hua Zhu (a citizen of China) as of the execution date of this Agreement.

4.	ChipMOS BVI, pursuant to the terms and conditions hereof, intends to transfer part of its equity interest of the Target Company to Zuzhu.

NOW, THEREFORE, through amicable negotiation, the Parties hereby agree as follows:

Article 1. Definitions

Except as otherwise provided herein, the following terms, as used herein, have the following meanings:

1.1	“Target Equity Interest” means the capital contribution of the Target Company of RMB 13,112,400, equivalent to around 0.9401% of Equity Interest, which ChipMOS BVI intends to transfer to Zuzhu.

1.2	“Equity Interest Transfer” means the transfer of Target Equity Interest from ChipMOS BVI to Zuzhu.

1.3	“Transfer Price” means the amount which Zuzhu shall pay for the transfer of Target Equity Interest pursuant to the transfer price specified in Article 2.2 hereof.

1.4	“Governmental Authority” means any government or its agency, or any institution or department of such government or its agency, or any self-regulatory organization, non-governmental organization or quasi-governmental organization, or any arbitral body, or court or tribunal with jurisdiction.

1.5	“MOFCOM” means Ministry of Commerce of China or other qualified regional Administration of commerce.

1.6	“Registration Authority” means the State Administration for Industry and Commerce of China, or, in certain cases, other qualified regional Administration for Industry and Commerce.

1.7	“Renminbi” or “RMB” means the lawful currency of China.

1.8	“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banks located in Beijing or Hsinchu, Taiwan, are authorized or obligated by applicable laws or executive orders to close.

1.9	“China” means the People’s Republic of China and, for the purpose of this Agreement, Hong Kong SAR, Macau SAR and Taiwan area are not included.

(Translation, for reference only)

Article 2. Price and Payment of Equity Interest Transfer

2.1	ChipMOS BVI agrees to sell the Target Equity Interest to Zuzhu pursuant to the terms and conditions hereof, and Zuzhu agrees to be transferred the Target Equity Interest pursuant to the terms and conditions hereof. The “Closing Date” shall be the date on which the Target Company’s new business license is issued.

2.2	Zuzhu agrees to purchase the Target Equity Interest from ChipMOS BVI at the Transfer Price of RMB 8,523,060. If ChipMOS BVI requires Zuzhu to pay the Transfer Price in US Dollars, Zuzhu shall pay in US Dollars according to the central exchange rate published by the People’s Bank of China on the Payment Date.

2.3	After the Target Company’s new business license is issued, ChipMOS BVI may immediately issue notice, and Zuzhu shall pay the Transfer Price in one lump sum payment to the following bank account appointed by ChipMOS BVI within the term specified in such notice (which shall be no less than 2 Business Days) (The actual payment date of such Transfer Price is called “Payment Date”). The remittance charges arising from the payment of the Transfer Price (if any) shall be borne by Zuzhu.

Name of Account: ChipMOS TECHNOLOGIES (BVI) LTD.
Bank: Bank of Taiwan, Shanghai Branch (CNAPS2 Code: 528290000015)
Account Number: NRA903027701908000001
Bank Address: 30 F, No. 1788 Nan-Jing West Rd., Jing-An Dist., Shanghai,

China

Postal Code: 200040

Article 3. Equity Interest Transfer

3.1	Upon the execution hereof, the Parties shall assist the Target Company to complete or obtain the documents regarding the recordation and registration listed in Article 5.1 hereof, and shall take the actions listed in Article 5.2 hereof to cause and give necessary assistance to the Target Company to complete the recordation, registration and approval procedures regarding the Equity Interest Transfer.

Article 4. Expenses and Taxes regarding Equity Interest Transfer

4.1	Except as otherwise provided herein, the taxes in connection with the Equity Interest Transfer shall be borne by the respective Party incurring such taxes pursuant to the relevant laws.

4.2	Except as otherwise provided herein, the expenses and fees incurred in connection with the negotiation, execution and performance hereof, including, but not limited to, the fees to hire any legal counsel and/or accountant, or any other expenses, shall be borne by the respective Party incurring such expenses and fees.

(Translation, for reference only)

4.3	The fees incurred in connection with the documents of the recordation and registration regarding the Equity Interest Transfer at Governmental Authority as per Article 5.1 hereof shall be borne by the Target Company.

Article 5. Procedures of Equity Interest Transfer and Condition Precedents

5.1	The permission, approval, recordation and registration to be obtained from the Governmental Authority for the Equity Interest Transfer are as follows:

1)	The Target Company shall file with the MOFCOM for recordation of the Equity Interest Transfer and the change of Target Company into a Sino-foreign joint venture.

2)	The Target Company shall file an application with the Registration Authority for registration of the Equity Interest Transfer, the change of the Target Company into a Sino-foreign joint venture, and the change of its directors and legal representative, and shall obtain the new business license reflecting the completion of the Equity Interest Transfer.

3)	The Target Company shall file an application with its correspondent bank, and shall obtain the foreign exchange registration regarding the Equity Interest Transfer.

4)	The Target Company shall file an application with the competent taxation authority for the change of the tax registration.

5)	Zuzhu shall file with the competent regional taxation authority for recordation of this Agreement and for tax recordation of the foreign exchange payment regarding the Equity Interest Transfer.

6)	Zuzhu shall file an application with its correspondent bank for the foreign exchange registration of direct investment, and shall obtain the relevant registration document.

5.2	The conditions precedent for ChipMOS BVI to cause the Target Company to complete the registration procedures and obtain the new business license as listed in Article 5.1 (2) hereof are as follows:

1)	This Agreement and the Agreement for Sino-foreign Equity Joint Venture, and the new Articles of Association of the Target Company have been executed by Zuzhu and its legal representative or authorized representative (if applicable).

2)	Zuzhu has obtained the necessary resolutions of its shareholders’ meeting (if applicable) and board of directors (if applicable), which approve this Agreement, the Equity Interest Transfer and the Agreement for Sino-foreign Equity Joint Venture, and the new Articles of Association of the Target Company.

3)	The representations and warranties made herein by Zuzhu are true and correct.

4)	Zuzhu has fully performed and abided by all agreements, covenants and conditions required herein.

5)	ChipMOS BVI has received the documents or agreements provided by Zuzhu under reasonably request for the completion of the Equity Interest Transfer.

(Translation, for reference only)

Article 6. Covenants of the Parties

6.1	With regard to the Equity Interest Transfer, ChipMOS BVI represents, warrants and covenants to Zuzhu as follows:

1)	ChipMOS BVI is duly organized and validly existing, and has the power to execute this Agreement and perform the obligations herein (including to sell the Target Equity Interest to Zuzhu).

2)	Prior to the Closing Date, ChipMOS BVI shall obtain all necessary permissions, approvals, authorizations and consents for the Equity Interest Transfer; and this Agreement constitutes legal, proper, valid and binding obligations to ChipMOS BVI and is enforceable to ChipMOS BVI.

3)	The execution and performance of this Agreement by ChipMOS BVI shall not result in ChipMOS BVI’s or Target Company’s violation of laws, regulations or regulatory documents, and shall not be in conflict with other agreements executed by ChipMOS BVI.

6.2	With regard to the Equity Interest Transfer, Zuzhu represents, warrants and covenants to ChipMOS BVI as follows:

1)	Zuzhu is a limited liability company duly organized and validly existing, and has the power to execute this Agreement and perform the obligations herein (including to purchase the Target Equity Interest from ChipMOS BVI).

2)	Prior to the Closing Date, Zuzhu shall obtain all necessary permissions, approvals, authorizations and consents for the Equity Interest Transfer; and this Agreement constitutes legal, proper, valid and binding obligations to Zuzhu and is enforceable to Zuzhu.

3)	The execution and performance of this Agreement by Zuzhu shall not result in any violation of laws, regulations or regulatory documents, and shall not be in conflict with other agreements executed by Zuzhu.

4)	Except the recordation, registration, and approval as listed in Article 5.1 hereof, with regard to the execution and performance of this Agreement, and completion of the Equity Interest Transfer, Zuzhu does not need to obtain, or file an application with any Governmental Authority for, any consent, permission, recordation, or notify any Governmental Authority.

Article 7. Liabilities for Default

7.1	In the event of default, the violating Party shall indemnify all losses of the other Party occurring as a result of such default. All the claims regarding the indemnification in this Article 7 shall be proposed no later than twelve (12) months after the Closing Date, or the other Party may not require the violating Party to be responsible for the liabilities for default.

7.2	The total indemnification made by each Party pursuant to Article 7.1 hereof shall not exceed 100% of the Transfer Price.

(Translation, for reference only)

Article 8. Termination

Except as otherwise provided herein, this Agreement may be amended or terminated if any of the following events occur:

8.1	ChipMOS BVI has the right to issue written notice to Zuzhu to terminate this Agreement if the registration at the Registration Authority regarding the Equity Interest Transfer fails to be completed, or the new business license reflecting the completion of the Equity Interest Transfer fails to be obtained by March 31, 2017.

8.2	Prior to Zuzhu’s payment of the Transfer Price, ChipMOS BVI has the right to terminate this Agreement if Zuzhu violates or fails to perform any representations, warranties, covenants or agreements herein, or makes false statements or warranties, and thus fails to satisfy any conditions set forth in Article 5 hereof, and Zuzhu fails to correct the default within ten (10) days after receipt of ChipMOS BVI’s written notice. If ChipMOS BVI chooses not to terminate this Agreement, it may claim indemnification against Zuzhu pursuant to Articles 7.1 and 7.2 hereof.

8.3	Prior Zuzhu’s payment of the Transfer Price, Zuzhu has the right to terminate this Agreement if ChipMOS BVI violates or fails to perform any representations, warranties, covenants or agreements herein, or makes false statements or warranties, and thus fails to satisfy any conditions set forth in Article 5 hereof, and ChipMOS BVI fails to correct the default within ten (10) days after receipt of Zuzhu’s written notice. If Zuzhu choose not to terminate this Agreement, it may claim indemnification against ChipMOS BVI pursuant to Articles 7.1 and 7.2 hereof.

8.4	Prior to the Closing Date, the Agreement for Sino-foreign Equity Joint Venture is terminated.

Article 9. Confidentiality

9.1	The Parties agree and covenant to maintain a policy of strict confidentiality and shall not reveal to a third party any matter related to this Agreement, including, but not limited to, the trade secret and other documents and information of the Equity Interest Transfer, all materials for the initiation of arbitration in accordance with Article 10.2 hereof, all documents submitted by any Party to the arbitration panel, which are not made public, and any arbitration award, except for the following:

1)	A Party may disclose the materials as per the request from Governmental Authority. The disclosure of any information related to this Agreement shall strictly comply with related laws, regulations, and related rules of the China Securities Regulatory Commission, the Taiwan Financial Supervisory Commission, the Taiwan Stock Exchange, and the United States Securities and Exchange Commission (if applicable).

(Translation, for reference only)

2)	A Party may disclose any information above to its employees, managers, directors, supervisors, intermediates, agents, accountants, lawyers or other counsels who need to access to such information; provided, however, that the aforementioned persons shall be informed that such information is confidential, and such Party shall assure that such persons undertake the same level of confidentiality obligation as that of this Article. The Parties shall be responsible for the unauthorized disclosure of such information by such persons.

3)	ChipMOS BVI may provide other transferees of this equity interest transfer transaction with this Agreement and related information hereof.

Article 10. Governing Law and Dispute Resolution

10.1	The formation, binding effect, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of China.

10.2	All disputes, including the existence, validity, interpretation, performance, violation or termination of this Agreement, or any non-contractual obligations, arising from or in connection with this Agreement, will be resolved by negotiations in good faith at first. If the dispute is unable to be solved within thirty (30) days after the occurrence of such dispute, each Party, after its issuance of arbitration notice to the other Party, shall have the right to direct such dispute to Shanghai International Economic and Trade Arbitration Commission in accordance with its arbitration rules. The venue of the arbitration proceedings shall be in Shanghai, and the award of arbitration shall be final and binding on the Parties.

10.3	Except the disputed provisions, the other provisions of this Agreement shall not be affected during the resolution of dispute. If any provision or regulation of this Agreement is held to be invalid in the arbitration award, such award shall not affect the validity of other provisions hereof.

Article 11. Force Majeure

11.1	If this Agreement is unable to be performed or fully performed due to force majeure (including, but not limited to, earthquake, typhoon, flood, fire, war or change of national policies), the Party affected by the force majeure shall immediately notify the other Party in writing and shall provide valid evidence of the details of such force majeure and the failure of all or part of performance or the needs of postponement of performance of this Agreement within ten (10) Business Days. The Parties may negotiate to rescind this Agreement, discharge the influenced Party with the liability or postpone the performance of this Agreement according to the influence of the force majeure to the performance hereof.

11.2	The Party affected by the force majeure shall take all necessary remedies to mitigate the losses caused by the force majeure, or it shall hold the other Party harmless from the expansion of losses.

11.3	The provisions of this Article shall not apply to the obligation of paying the Transfer Price herein.

(Translation, for reference only)

Article 12. Miscellaneous

12.1	Except as executed in writing by the Parties, any waiver shall not come into force. A Party’s waiver of one or more rights hereunder shall not be viewed as a waiver of any other right hereunder, nor as a waiver of the same right in any other condition.

12.2	Without a prior written consent of the other Party, none of the rights or obligations under this Agreement may be assigned to a third party.

12.3	All notices, requirements and other communications hereunder shall be made in writing, and delivered personally, or by registered mail, courier, facsimile or any other electronic means to the address on the first page herein, and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date of actual delivery if delivered utilizing registered mail or courier; or (c) on the first Business Day following the date of dispatch if delivered by facsimile or other electronic means. If any Party changes its address or contact information, it shall immediately notify the other Party of such change in writing.

12.4	This Agreement shall come into force after the execution of the Parties.

12.5	This Agreement may be executed in many originals as needed, while each original shall has the same legal effect, and each Party shall retain no less than one original.

12.6	For the purpose of the business registration, the Parties shall execute three (3) counterparts of the Abbreviated Equity Interest Transfer Agreement (“Abbreviated Agreement”) on the execution date of this Agreement. Each Party shall keep one (1) counterpart, and the other shall be used for processing of the business registration. The terms and conditions in the Abbreviated Agreement shall not be in conflict with this Agreement and shall not be viewed as amendment or replacement of this Agreement or any terms or conditions herein. For clarification, if there is any difference between the Abbreviated Agreement and this Agreement, this Agreement shall prevail.

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(Translation, for reference only)

[Signature Pages]

Transferor: ChipMOS TECHNOLOGIES (BVI) LTD.

Legal Representative: Lien- Fa Chou

(Seal/Signature)

Transferee: Shanghai Zuzhu Business Consulting Partnership (Limited Partnership)

Legal Representative: Yu-Hua Zhu

(Seal/Signature)